Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-132915) and in the related Prospectus of Thomas Properties Group, Inc.,
(2) Registration Statement (Form S-3 No. 333-152152) and in the related Prospectus of Thomas Properties Group, Inc., and
(3) Registration Statement (Form S-8 No. 333-120701) pertaining to the 2004 Equity Incentive Plan and Non-employee Directors Restricted Stock Plan of Thomas Properties Group, Inc.;

of our reports dated March 10, 2011, with respect to the consolidated financial statements and schedules of Thomas Properties Group, Inc. and TPG/CalSTRS, LLC, and the effectiveness of internal control over financial reporting of Thomas Properties Group, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Los Angeles, California
March 10, 2011